Exhibit 10.25
APPROACH OPERATING, L.P.,
GAS PURCHASE CONTRACT
DATED
June 1, 2006
By and Between
APPROACH OPERATING, L.P., as “Seller”
and
BELVAN PARTNERS, L.P.,
as “Buyer”

GAS PURCHASE CONTRACT
     THIS CONTRACT, made and entered into on this 1st day of June, 2006, by and between APPROACH OPERATING, LLC., referred to herein as “Seller” (whether one or more), and BELVAN PARTNERS, L.P., referred to herein as “Buyer”. The parties hereto may be referred to herein jointly as the “Parties”.
WITNESSETH:
     WHEREAS, Seller owns or controls a certain valid and subsisting oil and gas mining lease or leases and/or rights to oil and gas or interests therein covering the land described or depicted in Exhibit “A”, attached hereto and made a part hereof. The land described is hereinafter referred to as “Premises”; and,
     WHEREAS, Seller has or contemplates having a supply of gas from present and future wells and desires to deliver and sell such gas; and
     WHEREAS, in the vicinity of Premises, Buyer contemplates the construction of, or has in operation a gas gathering system and related facilities in order to purchase Seller’s gas and that of others; and
     WHEREAS, Buyer desires to purchase gas production therefrom for the purpose of extracting hydrocarbon liquids and for other purposes.
     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter specified, Seller hereby agrees to sell and deliver to Buyer and Buyer agrees to purchase and take from Seller all gas now or hereafter produced from wells on the lands and leases hereinabove described, subject, however, to the following terms and conditions:
ARTICLE I.
Definitions
1.	For the purpose of this Contract, certain terms herein used are defined as follows:

(a)    “Gas” or “gas” shall mean all gas produced in its natural state from present and future wells, including wells classified by the Railroad Commission of the State of Texas as an oil or gas well, and gas, including tank vapors, remaining after recovery by Seller of free liquid hydrocarbons by use of conventional lease separation equipment.

(b) “Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o’clock a.m., Central Time.

(c) “Month” shall mean the period beginning at seven o’clock a.m., on the first day of the calendar month and ending at seven o’clock a.m., on the first day of the next succeeding calendar month.

(d) “Plant” shall mean the plant and all related facilities owned and operated by Buyer or Buyer’s designee, in the vicinity of or downstream from the lands and leases subject to this Contract.

(e) “MCF” or “Mcf” shall mean one thousand (1,000) cubic feet of gas measured in accordance with the provisions of Article X hereof.

(f)    “Measuring Station” shall mean those facilities presently or hereinafter installed by Buyer at the point(s) of delivery hereunder, to measure gas produced and delivered to Buyer’s Plant from Seller’s lease or leases covered hereby. Buyer may install additional measuring stations if in its sole opinion such additional measuring stations are necessary and feasible to measure gas subject to this Contract.

ARTICLE II.
Seller’s Representative
     1. In the event Seller is one of two or more parties selling gas under the terms and conditions of this Contract, Seller agrees that Seller will join with such other parties to appoint one of their number to serve as their representative hereunder for doing and receiving all things provided for concerning Seller in this Contract. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done or performed by, or agreements with respect to all matters dealt with herein made by such representative on behalf of the parties Seller as fully and effectively as though each had done, performed, made or executed the same. The aforementioned parties may change their representative and designate one of their number as the new representative from time to time by delivery of written notice of change and designation to Buyer, provided that any such new representative shall be the same party as designated by all such parties.
ARTICLE III.
Reservations of Seller
     1. Seller hereby expressly reserves the right to use gas produced from leaseholds and/or lands subject hereto for:
(a)	Above ground lease use including but not limited to drilling, development and operation of such leaseholds and/or lands including compressors and/or other equipment necessary to cause the delivery of gas to Buyer hereunder; and

(b)	Delivery to the lessors in Seller’s leases of the gas which such lessors are entitled to use under the original terms of such leases. Any gas so used by Seller shall be taken by Seller prior to its delivery to Buyer.
     2. Seller hereby expressly reserves the right to produce, control, manage and operate the wells, leaseholds and/or lands dedicated hereunder as Seller deems appropriate in its sole-judgment, including the right to use gas for any efficient, modern, or improved method for increased production. Seller shall also have the sole-judgment right to surrender or abandon any lease and/or lands dedicated hereunder, provided that before any such lease and/or lands are taken out of service for any reason whatsoever, Seller shall at its sole risk, cost and expense, first disconnect same from Buyer’s facilities.
ARTICLE IV.
Commitment and Date of Delivery
     1. Subject to the terms and conditions of this Contract, Seller hereby commits and dedicates to the performance of this Contract all of Seller’s Gas delivered at the delivery point described on Exhibit “A” hereto, warrants the faithful performance of the provisions of this Contract, and covenants to sell and deliver Seller’s Gas exclusively to Buyer at the delivery point(s) specified below without other disposition, except as herein otherwise provided. The delivery and reception of gas under the terms and provisions of this Contract shall begin on the date of initial deliveries following the installation of Buyer’s and Seller’s facilities, including Buyer’s Measuring Station, necessary to deliver and receive Seller’s gas hereunder. Furthermore, Buyer agrees to reimburse Seller’s expense as an aid to construction for labor and materials for the installation of Buyer’s Measuring Station.
     2. The effective date of this Contract shall be June 1, 2006.
ARTICLE V.
Delivery Point
     1. The delivery point(s) for Seller’s gas hereunder shall be at a mutually agreeable point on Buyer’s existing pipeline. Seller will install, own, maintain, and operate the pipeline and equipment located upstream from the delivery point(s), and Buyer will install, own, maintain, and operate the pipeline and measurement equipment located downstream from the delivery point. Title to the gas shall pass at such point(s) from Seller and shall vest in Buyer without regard to the purpose for which said gas may thereafter be used by Buyer.
     2. Any distillate, condensate and/or liquids accumulating in the drips, separators and lines from Seller’s wells to the delivery points shall belong to the Seller and all distillate, condensate and/or liquids accumulating or recovered in drips, scrubbers, station, plants and lines after the point of delivery shall belong to the Buyer. Buyer shall be entitled to retain all of the revenue received from the resale of any such substance as partial compensation in order to offset the cost incurred to recover and dispose of such and repair any damage done.
ARTICLE VI.
Delivery Pressure
     1. Delivery of gas hereunder shall be made by Seller at a pressure sufficient to enter Buyer’s gathering lines against the varying pressures maintained therein by Buyer. Seller may compress the gas in order to facilitate delivery hereunder, but such compression shall be installed and operated so as to not impair the accuracy of Buyer’s measurement of Seller’s gas or be harmful to Buyer’s facilities.

ARTICLE VII.
Quality
     1. Seller warrants that it shall deliver its gas for receipt by Buyer that is of merchantable quality, free of dust, gums, liquids, hazardous materials, bacteria, and other deleterious substances, shall conform to the quality specifications of the transmission pipeline connected to the outlet of Buyer’s facilities, as such may vary from time to time, and shall in addition conform to the following specifications.

(a) Oxygen: The gas shall not contain any oxygen.

(b)    Hydrogen Sulfide and Sulfur: The gas shall not contain more than one quarter (1/4) grain of hydrogen sulfide nor more than five (5) grains of organic sulfur (mercaptans) per one hundred (100) standard cubic feet.

(c) Non-Hydrocarbons: The gas shall not have a carbon dioxide content of more than two percent (2%) by volume; and shall not have more than five percent (5%) by volume of non-hydrocarbons.

(d) Heating Value: The Btu content of the gas shall be greater than 1,050 Btu.

(e) Temperature: The flowing temperature of gas delivered hereunder shall be less than one hundred (100) and more than forty (40) degrees Fahrenheit.
     2. Seller shall have the right to treat gas prior to its delivery to Buyer to cause the gas to conform to the above specifications. As to gas that contains more than one quarter grain of hydrogen sulfide per one hundred standard feet of gas and/or gas that contains more than two mol percent (2.0%) carbon dioxide, Buyer may, but shall not be obligated to, accept delivery of such gas, and Buyer may deduct from the payments otherwise due Seller hereunder a treating fee. Said fee shall be equal to eight cents ($0.08) per MMBtu plus the product of multiplying the mol percentage, or fraction thereof, of acid gas by four cents ($0.04) per MMBtu. If neither party elects to treat gas failing to meet the specifications contained in 1(b) or 1(c) above, then Seller shall have the right upon thirty (30) days prior written notice to Buyer, to receive a release of such gas from this Contract, provided, however, that should Buyer begin taking any such gas during said thirty (30) day notice period, said notice shall be invalid and such gas shall remain committed to this Contract.
     3. Seller agrees to employ only conventional type mechanical separation equipment on any of the leases covered by this Contract. Low temperature, refrigeration, adsorption, absorption, cryogenic, or other process or similar separation facilities shall not be deemed to be conventional type mechanical separation equipment. Except for liquids removed through operation of conventional mechanical separators, vapor recovery units, compressors used to effect deliver of gas hereunder and except for removal of components as required to enable Seller to comply with the provisions of this Article, Seller agrees that no liquefiable hydrocarbons shall be removed prior to delivery to Buyer.

ARTICLE VIII.
Price
     1. Each month, Buyer shall pay Seller for all Gas delivered hereunder a consideration based on the value of (a) the plant products and (b) the surplus residue gas attributable to Seller’s gas hereunder.
     (a) The amount of payment due Seller each month for plant products (being ethane and heavier hydrocarbons extracted by Buyer’s, or its designee’s, gas processing plant) shall be equal to eighty-five percent (85%) of the plant products value set forth below in Article IX.
     (b) The amount of payment due Seller each month for surplus residue gas attributable to Seller’s gas hereunder shall be equal to eighty-five percent (85%) of the surplus residue gas value set forth below in Article IX.
     2. Notwithstanding any other provisions of this Contract, Buyer shall have the right at any time or times to reduce the proceeds otherwise due Seller for gas delivered hereunder, in accordance with the following. If gas delivered to Buyer at a delivery point hereunder averages ten (10) Mcf per day or less during a production month, Buyer shall be entitled to reduce for any such month the payments otherwise due Seller for gas at that particular point by fifty percent (50%). Notwithstanding anything to the contrary herein, in no event shall the above referenced reduction amount to more than one hundred and fifty dollars ($150.00) or the net amount due Seller and attributable to Seller’s gas delivered at a particular point hereunder during a production month.
ARTICLE IX.
Allocation and Values of Plant Products and Residue Gas
     1. Plant Products: The plant products value attributable to Seller’s gas delivered hereunder each month shall be determined by multiplying the recovered plant product gallons attributable to Seller’s gas delivered during the production month.
     The recovered plant product gallons shall be determined by multiplying (i) Seller’s inlet Mcf volume (dry basis) of gas hereunder by (ii) the plant product GPM (provided by gas chromatograph analysis referred to in Section 3 of this Article) and by (iii) the fixed plant product recovery factors. Seller’s inlet Mcf volume shall be determined (in consideration for Field Fuel or Loss) by multiplying the volume of gas (dry basis) recorded by Buyer at Seller’s Delivery Point(s) by ninety-four percent (94%) for gas delivered hereunder into Buyer’s low pressure gas gathering system. The fixed plant product recovery factors shall be, for purposes of this Contract, as specified in Table 9.1 below:

Table 9.1
Component	Fixed Plant Product Recovery Factor
Ethane	Sixty Percent (60%)
Propane	Eighty-three Percent (83%)
Butanes	Ninety-five Percent (95%)
Pentanes and Heavier	Ninety-nine Percent (99%)

     The plant product price used each production month to compute the amount of payment due Seller hereunder for ethane, propane, iso-butane, normal butane, and pentanes and heavier products shall be the average component price per gallon published during the production month by the “Oil Price Information Service” or “OPIS” publication for Mt. Belvieu, (“Purity Ethane” for ethane and “Non-TET” for propane and heavier hydrocarbons), less $0.05 per gallon for product transportation, fractionation, handling, and marketing charges. Said product transportation and fractionation charge shall be adjusted simultaneously and proportionately with any unaffiliated third party transportation and fractionation fee escalations and/or de-escalations incurred after the effective date of this Contract. Should the above mentioned OPIS publication or the referenced prices no longer be available, a mutually acceptable replacement listing component product prices at Mt. Belvieu shall be used.
     2. Residue Gas: The surplus residue gas value attributable to Seller’s gas shall be determined by multiplying the production month’s MMBtu volume of surplus residue gas attributable to Seller’s gas delivered hereunder by the surplus residue price.
     Seller’s inlet Mcf volume of gas delivered during a production month hereunder shall be multiplied by the Btu content of Seller’s gas (provided by the gas chromatograph analysis referred to below in Section 3 of this Article) in order to determine the inlet MMBtu volume of Seller’s gas so delivered. Seller’s Plant fuel and loss shall be determined by multiplying the volume of gas (dry basis) recorded by Buyer at Seller’s Delivery Point(s) by the Btu content of Seller’s gas and by six percent (6%) The sum of the recovered plant product MMBtu volume plus the Plant fuel and loss attributable to Seller’s gas hereunder for same said production month shall be subtracted from the Seller’s inlet MMBtu volume of gas and the remainder shall be the MMBtu volume of surplus residue gas attributable to Seller’s gas delivered during such month.
     The MMBtu volume of the recovered plant products content of Seller’s gas hereunder shall be determined by multiplying the recovered plant product gallons attributable to Seller’s gas delivered hereunder during a production month by the appropriate MMBtu per gallon factor for each component.
     The term “surplus residue price”, as used herein, shall mean the index price published on or about the first day of each production month by McGraw-Hill’s “Inside F.E.R.C.’s Gas Market Report” for “El Paso Natural Gas Co. — Permian Basin” under the Table entitled “Prices of Spot Gas Delivered To Pipelines”. In the event said index price is no longer available, another index price shall be used reflecting the monthly spot gas price paid for gas into El Paso’s transmission lines in the Permian Basin area of West Texas.
     3. A representative sample of the gas from each delivery point hereunder shall be taken at least: 1) semi-annually for points averaging less than 100 Mcf/d, 2) quarterly for points averaging over 100 Mcf/d and less than 1,000 Mcf/d and 3) monthly for points averaging over 1,000 Mcf/d. Such samples shall be obtained by Buyer or Buyer’s representative to determine the composition of Seller’s gas and to allocate plant products and residue gas to Seller. Such sample shall be analyzed at no cost to Seller by chromatograph to determine the composition and Btu content thereof. The component analyses of each routine set of samples shall be used for allocation purposes commencing with the first of the month following the month in which samples were taken. Buyer will notify Seller reasonably in advance of the time of any sampling so that Seller may conveniently have its representative present to witness the sampling procedure.

ARTICLE X.
Meters and Computations of Volumes
     1. All of the gas delivered hereunder shall be measured by means of a meter or meters of standard make, furnished, installed and kept in repair by Buyer at the aforesaid point(s) of delivery and such equipment shall be operated in accordance with that prescribed by the 1985 AGA specifications. Buyer shall pull and inspect the office plates and test its measuring equipment at or near the same time as that prescribed above in Article IX for gas sampling. If necessary, Buyer shall adjust and/or repair its measuring equipment to read accurately in accordance with the 1985 AGA specifications and Buyer shall make the appropriate retroactive adjustments pursuant to the provisions outlined below. Said meter(s) shall be, at all reasonable times, subject to inspection by Seller in the presence of Buyer. In case any questions arise as to the accuracy of the meter measurement, said meter, or meters, shall be tested upon the demand of either party. The expense of such tests shall be borne by the party demanding same if the meter is found to be correct and by Buyer if found incorrect. A registration within two percent (2%) shall be considered accurate in computing deliveries hereunder; however, the equipment shall be adjusted at once to record correctly. When any test shall show an error of more than two percent (2%) and such error would result in an adjustment amounting to more than one hundred (100) Mcf in measurement of a production month’s volume, correction shall be made for that production month during the period that the meter was known to be in error, and if this period cannot be ascertained, correction shall be made for one-half (1/2) of the period elapsed since the date of the last previous test, not exceeding ninety (90) days. Buyer shall give Seller notice of the time of all tests of meters at least ten (10) days in advance of the making of such tests in order that the Seller may conveniently have its representative present.
     2. In the event a meter is out of service or registering inaccurately, the volume of gas delivered hereunder shall be estimated by (1) using the registration of any check meter or meters if installed and accurately registering, or (2) by correcting the error if the percent of error is ascertainable by calibration or mathematical computation, or (3) in the absence of both (1) and (2) by estimating the volume delivered during periods of similar conditions when the meter was registering accurately.
     3. Seller may, at its option and expense, install and operate meters to check Buyer’s meter, provided such check meter installation in no way interferes with the proper operation of Buyer’s meter.
     4. The computations of all gas volumes, for the purpose of this Contract, shall be in accordance with the American Gas Measurement Committee Report No. 3 of the American Gas Association and shall be corrected to a base pressure of 14.65 pounds per square inch absolute and a base temperature of sixty (60) degrees Fahrenheit. There shall be used an assumed atmospheric pressure of 13.2 pounds per square inch absolute (regardless of actual atmospheric at which the gas is measured). An assumed flowing temperature of sixty (60) degrees Fahrenheit shall be used unless the flowing temperature of the gas is determined by Buyer to be other than sixty (60) degrees Fahrenheit and Buyer installs a continuous temperature-recording device to determine the average flowing temperature. It is agreed that the compressibility of the gas deviates from Boyles’ Law, and that correction shall be made for such deviation from this law and that the values of the Reynolds number factor and the expansion factor shall also be calculated.
     5. The specific gravity of the gas shall be determined in accordance with the specifications and test procedures of the Natural Gas Processors Association for the determination of specific gravity of natural gases by the balance method based on the chromatograph test provided for in Article IX section 3 above. The tests for specific gravity of the gas shall be made at the same time as the meters are tested for accuracy.
     6. Seller agrees to endeavor to deliver gas to Buyer at stable rates of flow. Seller agrees to use reasonable efforts to monitor its deliveries of gas so that any differential pressure pulsations at the delivery point shall not exceed ten percent (10%).
ARTICLE XI.
Unprofitable Gas
     1. Seller hereby agrees to sell and deliver it gas exclusively to Buyer, and Buyer agrees to purchase and receive from Seller, subject to the stipulations and conditions herein specified, all of Seller’s gas available for sale now or hereafter produced from the well(s) on the lands described in Exhibit “A” provided that Buyer shall not be obligated to take gas testing less than two (2) gallons of plant products per thousand cubic feet. It is recognized that Buyer may be unable to receive and process for recovery of natural gas liquids all of the gas available to the Plant during temporary periods or for such time as is required to make necessary changes or additions to the Plant. Buyer’s obligation to receive and process hereunder shall be reduced in the ratio that the Plant capacity bears to the total volume of gas of all types available to the Plant. Nothing herein shall be construed as an obligation on the part of the Buyer to enlarge its processing facilities to process Seller’s gas hereunder. In the event the purchase of gas from any well or wells under this Contract is or becomes unprofitable due to its volume, quality or any other cause, Buyer shall not be obligated to take or may cease taking the gas therefrom so long as such condition exists. It is further provided that if at any time the volume and/or gasoline content of the gas available to Buyer, or if any cause beyond its control shall render the operation of said Plant unprofitable, Buyer may upon thirty (30) days notice, in writing, and payment or tender to Seller of ten dollars ($10.00) terminate this Contract.
     2. If through no fault of Seller, Buyer fails for any reason to take all of Seller’s gas available at the delivery point(s) for at least seventy-five (75) days during any three (3) consecutive months (a “deficient take event”), then Seller shall have the right to terminate this Contract by giving Buyer thirty (30) days written notice of its election to terminate which shall be Seller’s sole remedy. Promptly after delivery of Seller’s deficient take notice, Buyer and Seller shall meet and use good faith efforts to attempt to remedy the deficient take situation. This Contract shall terminate at the end of the thirty (30) day notice period unless either (a) Buyer resumes consistent takes of all of Seller’s gas available at the delivery point(s) or (b) an agreed resolution has been reached within said thirty (30) day notice period. Seller agrees to work in good faith with Buyer to provide an extension of said thirty (30) day notice period if Buyer has initiated construction of facilities or taken other action necessary to remedy its failure to take all of Seller’s gas available at the delivery point(s) and pursues same with due diligence. Buyer shall be deemed to have resumed consistent takes of all of Seller’s gas only if Buyer takes all of Seller’s gas available at the delivery point(s) for at least seventy-five (75) of the next ninety (90) days following the end of the thirty (30) day notice period or the end of any agreed extension of said notice period. If during the thirty (30) day notice period Buyer resumes consistent takes but fails to take all of Seller’s gas available at the delivery point(s) for at least seventy-five (75) of the next ninety (90) days (“subsequent deficient take event”), Seller may then terminate this Contract by giving Buyer written notice of its election to terminate no later than sixty (60) days following the subsequent deficient take event, or Seller’s right to terminate shall be deemed to be waived. Seller shall use good faith efforts to promptly provide notice to Buyer of a deficient take event after the occurrence of such an event. For purposes of this Article XI section 1 time is of the essences.
ARTICLE XII.
Payment
     1. Buyer shall furnish to Seller by the twenty-fifth (25th) day of the month a settlement statement for the gas purchased hereunder during the preceding month. Payment shall be made by Buyer for all gas purchased hereunder on or before the last day of the month following the month of production, and in the event that payment has not been issued by said date, Buyer shall wire transfer any such payment to Seller. Examination by the Seller of the books of accounts kept by Buyer respecting said gas accounts shall be permitted by the Buyer at any and all reasonable hours. Buyer shall be obligated to preserve said books of accounts for a period of no more than two (2) years. Payment shall be final unless questioned within two (2) years from the date on which the payment is issued.
     2. Seller agrees to make proper settlement and accounting to the owners of royalty, overriding royalty and production payments attributable to or payable from the proceeds from the sale of Seller’s gas delivered to Buyer hereunder. Seller warrants title to the gas delivered hereunder and the right to deliver same, and that such gas is free from all liens, prior gas purchase contracts and adverse claims. Seller agrees to indemnify Buyer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of the adverse claims of any and all persons to said gas or royalties, charges and taxes thereon. Any and all overpayments made by Buyer hereunder shall be refunded to Buyer within thirty days of invoice. Seller shall obtain appropriate ratification of this Contract from its interest owners associated with the gas dedicated and produced from the lands described under the Exhibit “A” attached hereto.
     3. In the event of any dispute, question, or litigation at any time concerning Seller’s title to the lease(s), or the gas produced therefrom, or proceeds from the sale thereof, Buyer shall be entitled to suspend payment for the portion of gas in question that is purchased by it hereunder and withhold the proceeds payable therefore, without interest, until such dispute, defect, or question of title is corrected or removed to Buyer’s satisfaction or until the Seller furnishes security conditioned to save Buyer harmless in form and with surety satisfactory to Buyer.

ARTICLE XIII.
Taxes
     1. Seller agrees to pay or cause to be paid all taxes levied or due on the gas hereunder prior to its delivery to Buyer and Buyer agrees to pay or cause to be paid all taxes levied on such gas after its receipt by Buyer. The price provided for in Article VIII shall be considered to be inclusive of tax reimbursement and production related cost amounts payable to Seller hereunder. Buyer may pay on behalf of Seller, and deduct from payments otherwise due Seller, any taxes assessed on the gas delivered hereunder.
ARTICLE XIV.
Term
     1. This Contract shall be effective from the date hereof and shall continue and remain in force and effect until November 1, 2006 and continue from month to month thereafter, until cancelled by either party serving ninety (90) days advance written notice to the other.
ARTICLE XV.
Force Majeure
     1. In the event either party hereto is rendered unable wholly or in part by force majeure to carry out its obligations under this Contract, it is agreed that such obligations including the obligation to purchase gas hereunder shall upon written notice be suspended during the continuance of any inability so caused, except for payment, and shall be as far as possible remedied with all reasonable dispatch.
     2. The term “force majeure” as employed herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, terrorism, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrest and restraints of rulers and people, arrests and restraints of the Government, either Federal or State, inability of any party hereto to obtain necessary materials, right-of-way, supplies, or permits due to existing or future rules, orders and laws of governmental authorities (both Federal and State), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, failure of products pipeline or residue gas purchaser’s pipeline, freezing of wells or lines of pipe, partial or entire failure of wells and any other causes, whether of the kind herein enumerated or otherwise not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to overcome.
     3. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement of the due diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

ARTICLE XVI.
Miscellaneous
     1. Right-of-Way: Seller hereby grants to Buyer, insofar as Seller has the right to do so at no cost to Seller, the right of ingress and egress, the right to lay and maintain pipelines, telephone and telegraph lines and to install any other necessary equipment on and across any lands covered by this Contract. All lines and other equipment placed by Buyer on said lands shall remain the personal property of Buyer, and subject to the terms of this Contract, may be removed by Buyer at any time.
     2. Indemnity: Buyer shall indemnify and hold Seller harmless against any claims for damages growing out of the operations conducted hereunder by Buyer. Likewise, Seller shall indemnify and hold Buyer harmless against claims for damages growing out of Seller’s operations,
     3. Waiver of Breach: The waiver of any party of any breach of any of the provisions of the Contract shall not constitute a continuing waiver of other breaches of the same or other provisions of this Contract.
     4. Regulatory Bodies: The Contract and all operations hereunder are subject to the applicable Federal and State laws and the applicable orders, rules, and regulations of the Railroad Commission of Texas and any other State or Federal authority having or asserting jurisdiction; but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, or regulation in any form having jurisdiction in the premises.
     5. Notices: All notices provided for herein shall be in writing and shall be deemed to be delivered to Seller when addressed to Seller at:
APPROACH OPERATING, LLC.
6300 RIDGLEA PL., S-1107,
FORT WORTH, TX 76116
and deposited in the United States mail, postage prepaid, and shall be deemed to be delivered to Buyer when addressed to:
Belvan Partners, L.P.
Midway Lane Gas Plant
211 No. Colorado
Midland, Texas 79701
and deposited in the United States mail, postage prepaid, or to such other single name and address as either party may by like notice give to the other party.
     6. Assignment: All the covenants, stipulations, terms, conditions and provisions of this Contract shall extend to and be binding upon the respective successors and assigns of the parties hereto, and shall be covenants running with the land for the full term herein set forth; provided, however, that no assignment of this Contract by Seller as to a part or parts less than the whole as applied to the lands covered hereby shall affect or impair the rights of Buyer, nor in any case increase Buyer’s obligations under this Contract as to the part or parts so segregated.
     7. Prior Gas Contracts: This Contract terminates and supersedes any prior Gas Purchase Contracts or Agreements by and between the Parties as to Seller’s interest in gas produced from wells delivered to the delivery point described on Exhibit “A” attached hereto.
     8. This Contract shall apply to lease extensions, renewals and re-acquisitions of lease or leases by Seller, its successors or assigns, during the term of this Contract. Any Amendment to this Contract shall not be valid unless it is agreed to in writing and signed by both Buyer and Seller. In the event that more than the lease is described in Exhibit “A” attached hereto, this Contract shall be considered as a separate Contract on each lease.
     9. The terms and provisions herein contained constitute the entire agreement between the parties hereto and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties with respect to the subject matter hereof, and no part shall be altered, modified or amended except by agreement in writing, signed by both parties hereto.
     IN WITNESS WHEREOF, this Contract has been executed in duplicate originals by the parties hereto as of the day and year first herein written.

ATTEST/WITNESS:		“BUYER”

BELVAN PARTNWERS, L.P.,
By Belvan Corporation, its general partner

/s/ J. L. Davis

By: J. L. Davis — President

ATTEST/WITNESS:		“SELLER”

APPROACH OPERATING, L.P.,
By Belvan Corporation, its general partner

/s/ David A. Badley

	By:	David A. Badley
Executive Vice President

EXHIBIT “A”
to
GAS PURCHASE CONTRACT
Between
APPROACH OPERATING, L.P., as “Seller”
and
BELVAN PARTNERS, L.P.
as “Buyer”
Dated: June 1, 2006
LOCATION OF DELIVERY POINT:
Section 13, Block CD, GC&SF Survey, Crockett County, Texas